Exhibit 99.1

Amicus Therapeutics Announces First Quarter 2014

Financial Results and Corporate Updates

Positive 12- and 24-Month Data from First Phase 3 Fabry Monotherapy Study (Study 011) — Results from Second Phase 3 Fabry Monotherapy Study (Study 012) Expected 3Q14

3-in-3 Strategy to Advance 3 Next-Generation Enzyme Replacement Therapies (ERTs) into Clinic in Next 3 Years

CRANBURY, NJ, May 5, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced financial results for the first quarter ended March 31, 2014. The Company also provided program updates and reiterated full-year 2014 operating expense guidance.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “Last week was a momentous occasion for Amicus as we announced very positive 12- and 24-month data from our first Phase 3 Fabry monotherapy study.  The feedback from investigators and, most especially, Fabry patients, has been so very enthusiastic. Moving migalastat forward toward commercialization is an important objective for this company and will have our relentless focus in the months ahead.  During the first quarter we also made great progress on the  execution of our 3-in-3 strategy to advance 3 next-generation ERTs into the clinic over the next three years, with lead programs in Fabry, Pompe, and MPS I. We believe that the strength of our programs and the breadth of our technology platforms will create significant value from this current share price for our shareholders throughout 2014 and hopefully for many years to come.”

Financial Highlights for First Quarter Ended March 31, 2014

•                  Cash, cash equivalents, and marketable securities totaled $71.6 million at March 31, 2014 compared to $82.0 million at December 31, 2013.

•                  Total operating expenses decreased to $16.1 million compared to $17.3 million for the first quarter 2013 due to decreases in personnel and contract research costs.

•                  Net cash spend was $10.4 million, compared to $14.4 million for the first quarter 2013.

•                  Net loss was $15.9 million, or $0.25 per share, compared to a net loss of $17.5 million, or $0.35 per share, for the first quarter 2013.

2014 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $71.6 million at March 31, 2014 compared to $82.0 million at December 31, 2013. Amicus continues to expect full-year 2014 net cash spend between $54 million and $59 million. The current cash position is projected to fund operations into the second half of 2015.

Program Updates

Migalastat Monotherapy and Next-Generation ERT for Fabry Disease

Amicus controls global development and commercialization of its pharmacological chaperone migalastat HCl (“migalastat”) monotherapy and its next-generation ERT (migalastat co-formulated with ERT) for Fabry disease. As a monotherapy, migalastat is designed to bind and stabilize alpha-Gal A enzyme in patients with amenable mutations. In combination with ERT, migalastat is designed to bind and stabilize infused alpha-Gal A enzyme, independent of a patient’s genetic mutation. Between these approaches Amicus believes migalastat has the potential to benefit all patients with Fabry disease.

Migalastat Monotherapy

Migalastat monotherapy is being investigated in two Phase 3 registration studies (Study 011 and Study 012) and an open-label extension study (Study 041) in Fabry patients with amenable mutations. Interim 6-month data and positive 12- and 24-month data from Study 011 have been reported. Migalastat demonstrated a statistically significant (p=0.013) and durable reduction in kidney interstitial capillary GL-3 on the 12-month pre-specified primary analysis in Fabry patients with amenable mutations in a GLP-validated human embryonic kidney (HEK) cell-based in vitro assay (“GLP HEK amenable”). Kidney function, measured by glomerular filtration rate (GFR), also remained stable following up to 24 months of treatment with migalastat in patients with GLP HEK amenable mutations.

In Study 012, the primary analysis will evaluate GFR over 18 months of treatment with migalastat compared to enzyme replacement therapy (ERT), the current standard of care for Fabry disease. Top-line data from Study 012 are on track to be reported in the third quarter of 2014. Pending positive data from Study 012, Amicus expects to meet with regulatory authorities to discuss data from both studies and determine the fastest registration pathway for migalastat monotherapy.

Next-Generation Fabry ERT

Amicus has completed a Phase 2 clinical study (Study 013) of migalastat co-administered with currently approved ERTs for Fabry disease (Fabrazyme® and Replagal®) as well as preclinical studies of migalastat co-formulated with a proprietary investigational ERT for Fabry disease (JCR Pharmaceutical Co Ltd’s JR-051). JR-051 is a human recombinant alpha-Gal A enzyme that is designed to be biosimilar to Fabrazyme. Positive results from these clinical and preclinical studies demonstrated increased enzyme activity in plasma and greater enzyme uptake into tissues in the presence of the chaperone compared to any of these ERTs alone(1),(2).

In the first quarter of 2014 Amicus initiated a Phase 1 study to assess the pharmacokinetics of an intravenous formulation of migalastat in healthy volunteers to identify the optimal dose for co-formulation with ERT. In the second half of 2014, Amicus expects to initiate a Phase 1/2 study to evaluate migalastat co-formulated with JR-051. Amicus is currently evaluating its long-term strategy for supplying late-stage clinical and commercial ERT, which may include developing or in-licensing a recombinant alpha-Gal A enzyme comparable to JR-051.

Next-Generation ERTs for Pompe and MPS I

Amicus also owns exclusive global rights to its next-generation ERTs for Pompe and MPS I, as well as all applications of its Chaperone-Advanced Replacement Therapy (CHART™) and enzyme targeting technology platforms. In each CHART program, a unique pharmacological chaperone is designed to bind to and stabilize a specific therapeutic enzyme in its properly folded and active form. Through its purchase of Callidus Biopharma Amicus has also acquired a differentiated peptide tagging technology that can be used to uniquely engineer bio-better ERTs. These platform technologies provide a complementary tool set of create next-generation therapies that are designed to enhance tissue uptake of active enzyme, improve lysosomal activity and substrate reduction, and potentially address the tolerability and immunogenicity associated with currently marketed ERTs.

Next-Generation ERT for Pompe Disease

Amicus is advancing a recombinant human acid alpha-glucosidase (rhGAA) for Pompe disease into late preclinical development. This differentiated Pompe ERT, designated AT-B200, has a unique carbohydrate structure and may be further optimized through co-formulation with a pharmacological chaperone to improve enzyme stability and tolerability, and by applying the Company’s peptide tagging technology for better targeting. In preclinical studies AT-B200 has shown superior tissue uptake and activity when compared to current standard of care. Longer term preclinical proof-of-concept studies are currently underway to evaluate AT-B200. Manufacturing scale up activities are also on track to provide sufficient supply of AT-B200 for IND-enabling toxicology studies as well as a Phase 1/2 clinical study that is expected to begin in 2015.

Next-Generation ERT for MPS I

Amicus is also developing a proprietary human recombinant alpha-L-iduronidase (rhIDUA) enzyme for MPS I. In support of its development of this next-generation ERT, Amicus has received funding of up to $250,000 from a private U.S.-based donor that provides medical research grants to find better treatments and cures for rare genetic disorders, including lysosomal storage diseases.

Novel Small Molecules for Parkinson’s Disease

In September 2013 Amicus and Biogen Idec entered a multi-year collaboration to discover of a new class of small molecules that target the glucocerobrosidase (GCase) enzyme for further development and commercialization by Biogen Idec. Biogen Idec is responsible for funding all discovery, development, and commercialization activities. Amicus is being reimbursed for all full-time employees working on the project. In addition Amicus is eligible to receive development and regulatory milestones, as well as modest royalties on global net sales.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, May 5, 2014 at 5:00 p.m. ET to discuss first quarter 2014 financial results and program updates. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 5749766.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat) in combination with ERT for Pompe disease.

About Chaperone-Advanced Replacement Therapy (CHART)

The Chaperone-Advanced Replacement Therapy (CHART™) platform combines unique pharmacological chaperones with enzyme replacement therapies (ERTs) for lysosomal storage diseases (LSDs). In a chaperone-advanced replacement therapy, a unique pharmacological chaperone is designed to bind to and stabilize a specific therapeutic enzyme in its properly folded and active form. This proposed CHART mechanism may allow for enhanced tissue uptake of active enzyme, greater lysosomal activity, more reduction of substrate, and lower immunogenicity compared to ERT alone. Improvements in enzyme stability may also enable more convenient delivery of next-generation therapies. Amicus is leveraging the CHART platform to develop proprietary next-generation therapies that consist of lysosomal enzymes co-formulated with pharmacological chaperones.

(1)Bichet, et al., American Society of Human Genetics, November 2012

(2)Benjamin, et al., Molecular Therapy, April 2012

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Media:

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

FOLD—G

Table 1

Amicus Therapeutics, Inc.

(a development stage company)

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

			Period from February 4, 2002
			(inception)
	Three Months		To
	Ended March 31,		March 31,
	2013	2014	2014
Revenue:
Research revenue	$—	$456	$58,312
Collaboration and milestone revenue	—	—	64,382
Total revenue	—	456	122,694

Operating Expenses:
Research and development	11,989	9,992	367,829
General and administrative	4,823	5,176	156,682
Changes in contingent consideration payable	—	505	505
Restructuring charges	—	(8)	3,502
Impairment of leasehold improvements	—	—	1,030
Depreciation and amortization	439	412	13,899
In-process research and development	—	—	418
Total operating expenses	17,251	16,077	543,865
Loss from operations	(17,251)	(15,621)	(421,171)
Other income (expenses):
Interest income	65	42	14,605
Interest expense	(10)	(355)	(2,823)
Change in fair value of warrant liability	(262)	—	2,461
Other (expense)/income	—	(9)	243
Loss before tax benefit	(17,458)	(15,943)	(406,685)
Income tax benefit	—	—	12,220
Net loss	(17,458)	(15,943)	(394,465)
Deemed dividend	—	—	(19,424)
Preferred stock accretion	—	—	(802)
Net loss attributable to common stockholders	$(17,458)	$(15,943)	$(414,691)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.35)	$(0.25)
Weighted-average common shares outstanding — basic and diluted	49,621,188	64,353,952

Table 2

Amicus Therapeutics, Inc.

(a development stage company)

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	March 31,
	2013	2014
Assets:
Current assets:
Cash and cash equivalents	$43,640	$27,533
Investments in marketable securities	38,360	44,121
Receivable due from GSK	759	38
Prepaid expenses and other current assets	5,519	1,758
Total current assets	88,278	73,450

Property and equipment, less accumulated depreciation and amortization of $9,973 and $10,385 at December 31, 2013 and March 31, 2014, respectively	4,120	3,748
In-process research & development	23,000	23,000
Goodwill	11,613	11,613
Other non-current assets	552	546
Total Assets	$127,563	$112,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,162	$9,167
Current portion of secured loan	299	199
Total current liabilities	10,461	9,366

Deferred reimbursements	36,677	36,677
Secured loan, less current portion	14,174	14,216
Contingent consideration payable	10,600	11,105
Deferred tax liability	9,186	9,186
Other non-current liability	714	723

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 61,975,416 shares issued and outstanding at December 31, 2013, 125,000,000 shares authorized, 64,340,259 shares issued and outstanding at March 31, 2014	679	703
Additional paid-in capital	423,593	424,844
Accumulated other comprehensive income	1	2
Deficit accumulated during the development stage	(378,522)	(394,465)
Total stockholders’ equity	45,751	31,084
Total Liabilities and Stockholders’ Equity	$127,563	$112,357